EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Supernus Pharmaceuticals, Inc.:
We consent to the incorporation by reference in the registration statements Nos. 333-181479, 333-201049, 333-216135 on Form S-8, and No. 333-200716 on Form S-3 of Supernus Pharmaceuticals, Inc. of our reports dated February 28, 2020, with respect to the consolidated balance sheets of Supernus Pharmaceuticals, Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Supernus Pharmaceuticals, Inc.
Our report on the consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP
Baltimore, Maryland
February 28, 2020